SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made as of September 30, 2019 (the “Effective Date”), by and between Cornerstone Capital, Inc., a registered investment advisor organized under the laws of the State of Delaware (“Manager”), and KBI Global Investors (North America) Ltd, a registered investment advisor organized under the laws of Ireland, with registration number 343450 (“Sub-Adviser”).

WHEREAS, Manager has by separate contract agreed to serve as the investment adviser to the Cornerstone Capital Access Impact Fund (the “Fund”), a series portfolio of the Capitol Series Trust (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company;

WHEREAS, Manager’s contract with the Trust allows it to delegate certain investment advisory services to other parties; and

WHEREAS, Manager desires to retain Sub-Adviser to perform certain discretionary investment sub-advisory services for the Fund, and Sub-Adviser is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER.

(a)	INVESTMENT PROGRAM. Subject to the control and supervision of the Board of Trustees of the Fund (the “Board”) and Manager, Sub-Adviser shall, at its expense, continuously furnish to the Fund an investment program for such portion, if any, of Fund assets that are allocated to it by Manager from time to time. With respect to such assets, Sub-Adviser will make investment decisions and will place all brokerage orders for the purchase and sale of portfolio securities.

In the performance of its duties, Sub-Adviser will act in the best interests of the Fund and will comply with:

(i)	applicable laws and regulations, including, but not limited to, the 1940 Act;

(ii)	the terms of this Agreement;

(iii)	the stated investment objective, policies and restrictions of the Fund, as stated in the then-current registration statement of the Fund; and

(iv)	such other guidelines as the Board or Manager may establish.

Manager shall be responsible for providing Sub-Adviser with the Trust's Declaration of Trust, as filed with the Secretary of State of Ohio on September 27, 2013, and all amendments thereto or restatements thereof, the Trust’s Bylaws and amendments thereto, resolutions of the Trust’s Board authorizing the appointment of Sub-Adviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1. At such times as may be reasonably requested by the Board or Manager, Sub-Adviser will provide them with economic and macro investment analysis and reports, and make available to the Board any economical, statistical, or investment services.

(b)	AVAILABILITY OF SUB-ADVISER. Sub-Adviser, at its expense, will provide or make available to Manager and/or the Board information and access to its portfolio managers and other appropriate personnel for periodic commentaries regarding the performance of the Fund as may be reasonably requested from time to time by Manager, the Board, Chief Compliance Officer of the Trust (“Trust CCO”) or as otherwise may be specified by Manager in any due diligence and oversight procedures, including any quarterly certifications and compliance reports, that the Manager and/or Trust CCO may establish and amend from time to time (the “Procedures”).

(c)	SUB-ADVISER EXPENSES. Sub-Adviser, at its expense, will pay for all expenses that are required for it to execute its duties under this Agreement and any other expenses the Sub-Adviser agrees in writing to bear. Sub-Adviser shall not be obligated pursuant to this Agreement to pay any expenses of or for the Fund not expressly assumed by Sub-Adviser pursuant to this Agreement.

(d)	COMPLIANCE REPORTS. Sub-Adviser, at its expense, will provide Manager and/or Trust CCO with periodic compliance reports relating to its duties under this Agreement and on an as needed basis, but shall furnish such compliance reports at least on a quarterly basis. Such compliance reports shall, at a minimum, contain information required by the Procedures, and they shall be delivered as frequently as the Procedures may call for or as frequently as may be reasonably requested by the Manager, Board and/or the Trust CCO.

(e)	VALUATION. As may be reasonably requested from time to time by the Manager and the Fund’s other service providers, Sub-Adviser shall assist in the valuation of the portfolio securities of the Fund and obtain information about securities that may be purchased for the Fund by the Sub-Adviser with respect to which reliable prices are not available through customary pricing services and otherwise assist the Fund in pricing such assets appropriately. Sub-Adviser agrees to make commercially reasonable efforts to promptly bring to the attention of Manager any events that Sub-Adviser determines to be “significant events” that may come to the attention of Sub-Adviser and that Sub-Adviser believes are reasonably likely to affect the price of such securities. Manager acknowledges and agrees that (i) any such information provided by Sub-Adviser may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, (ii) nothing in this Agreement shall require Sub-Adviser to provide any information in contravention of applicable legal or contractual requirements, and (iii) any such information will be used only for the purpose of pricing portfolio securities and will be maintained as confidential; provided, however, that none of the conditions in this sentence shall preclude the Trust’s CCO (x) from having access to such information, (y) from making appropriate public disclosures or (z) from maintaining such information as part of the Trust’s books and records as required by federal securities laws.

(f)	EXECUTING PORTFOLIO TRANSACTIONS. Sub-Adviser will place all orders pursuant to its investment determinations for the Fund either directly with the issuer or through broker-dealers selected by Manager. Additional broker-dealers may be suggested by Sub-Adviser, and Manager’s approval of such broker-dealers may not be unreasonably withheld. Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer’s spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker- dealer and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board may determine, Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of Sub-Adviser as to which Sub-Adviser exercises investment discretion. Any entity or person associated with Manager or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Sub-Adviser and/or Manager may retain compensation for such transactions.

Sub-Adviser shall recommend brokers for inclusion on an approved broker list for the Fund, subject to approval by the Manager.

(g)	PROXY VOTING. Sub-Adviser shall vote proxies for the Fund in a manner consistent with the Sub-Adviser’s Proxy Voting Policy and the Fund’s disclosure documents and keep the Fund and Manager informed as to such voting. Sub-Adviser shall assist the Trust CCO in compiling the proxy voting record for submission to the Securities and Exchange Commission (“SEC”) on Form N-PX on a periodic basis and shall, upon request, review drafts of such submission prior to filing.

2.	CLIENT CATEGORISATION. The Sub-Adviser has classified the Manager as a Professional Client in accordance with the European Union (Markets in Financial Instruments) Regulations 2017 (the “Regulations”) for the purposes of this Agreement.

Upon request in writing to the Sub-Adviser, the Manager may request a change to Retail Client classification. However, under the Regulations, the Sub-Adviser is not obliged to change the categorisation of any client that it deems to have been appropriately categorised. The Sub-Adviser reserves the right not to accept a request to change categorisation from the Trust.

The Manager undertakes to inform the Sub-Adviser of any change with respect to its business which could require a change in classification as a Professional Client.

3.	SUITABILITY. In order to offer discretionary investment sub-advisory services, the Sub-Adviser is required to obtain as much investment related information from the Manager as is necessary to enable it to act in its and the Fund’s best interests. The information required will include details of its investment objectives including risk tolerance, ability to bear any investment risks and financial resources. Since the Manager has been categorised as a Professional Client, the Sub-Adviser shall assume that it has the necessary level of investment experience and knowledge in order to understand the risks involved in the management of the investment portfolio. Nothing in this section shall be read to refer to information related to the Fund’s underlying shareholders.

4.	CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics (“Sub-Adviser’s Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act. Sub-Adviser shall provide the Sub-Adviser’s Code of Ethics to the Trust prior to this Agreement being presented to the Board for initial approval, as well as the certification contemplated by Rule 17j-1. Sub-Adviser shall seek to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Thereafter, upon request, Sub-Adviser shall provide the Trust with a (i) copy of Sub-Adviser’s Code of Ethics, as in effect from time to time, and any proposed amendments thereto that the Trust CCO determines should be presented to the Board, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Sub-Adviser’s Code of Ethics. Annually, Sub-Adviser shall furnish a written report to the Board, which complies with the requirements of Rule 17j-1, concerning Sub-Adviser’s Code of Ethics. Sub-Adviser shall respond to requests for information from the Trust as to violations of Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by Sub-Adviser. Sub-Adviser shall notify the Trust as soon as practicable after it becomes aware of any material violation of Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by any Fund.

5.	BOOKS AND RECORDS. Pursuant to applicable rules under the 1940 Act and other relevant laws, including the Investment Advisers Act of 1940 (the “Advisers Act”), Sub-Adviser agrees that: (a) all records it maintains for the Fund are the property of the Fund; (b) it will surrender promptly to the Trust or Manager any such records (or copies of such records) upon request from the Manager, Trust or the Trust’s CCO; (c) it will maintain the records that the Fund and the Adviser are required to maintain pursuant to the 1940 Act and the Advisers Act insofar as such records relate to Sub-Adviser’s services pursuant to this Agreement; and (d) it will preserve for the periods prescribed by the 1940 Act and the Advisers Act the records it maintains for the Fund. Notwithstanding subsection (b) above, Sub-Adviser may maintain copies of such records to comply with its recordkeeping obligations.

6.	OTHER RELATIONSHIPS. It is understood that Sub-Adviser and persons controlled by or under common control with Sub-Adviser have, and will continue to have, advisory, management service and other agreements with other organizations and persons, as well as other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

7.	REPRESENTATIONS AND WARRANTIES.

(a)	Sub-Adviser represents and warrants to Manager as follows:

(i)	PROPERLY REGISTERED. Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Sub-Adviser, there is no proceeding or investigation that is reasonably likely to result in Sub-Adviser being prohibited from performing the services contemplated by this Agreement. Sub-Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser to an investment company. Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	is regulated by the Central Bank of Ireland under Regulation 8(3) and deemed authorized under Regulation 5(2) of the Statutory Instrument No. 375/2017 European Union (Markets in Financial Instruments) Regulations 2017.

(iii)	ADV DISCLOSURE. Sub-Adviser has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Trust. The information contained in Sub-Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Manager on behalf of itself and on behalf of the Fund acknowledges receipt of a copy of Part 2a and Part 2b of the Sub-Adviser’s Form ADV in compliance with Rule 204-3(b) under the Investment Advisor’s Act of 1940, as amended.

(iv)	FUND DISCLOSURE DOCUMENTS. Sub-Adviser has reviewed and will in the future review the registration statement and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of the Fund (collectively the “Disclosure Documents”) and represents and warrants that with respect to disclosure about Sub-Adviser, the manner in which Sub-Adviser manages the Fund or information relating directly or indirectly to Sub-Adviser, such information provided by Sub-Adviser in connection with the preparation of such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(v)	INSURANCE. Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies. Furthermore, Sub-Adviser shall, upon reasonable request, provide the Trust and Manager with any information it may reasonably require concerning the amount of or scope of such insurance.

(vi)	NO DETRIMENTAL AGREEMENT. Other than allocation and aggregation policies and procedures that are reasonably designed to seek to treat all of the Sub Advisor’s clients equitably, Sub-Adviser has no arrangement or understanding with any party, other than Manager and the Trust, that would influence the decision of Sub-Adviser with respect to its selection of securities for the Fund and its management of the assets of the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(vii)	CONFLICTS. Sub-Adviser shall act honestly, in good faith and in the best interests of its clients and the Fund. Sub-Adviser maintains a Code of Ethics, which defines the standards by which Sub-Adviser conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(viii)	REPRESENTATIONS. The representations and warranties in this Section 5(a) shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 1(d).

(b)	Manager represents and warrants to Sub-Adviser as follows:

(i)	PROPERLY REGISTERED. Manager is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Manager, there is no proceeding or investigation that is reasonably likely to result in Manager being prohibited from performing the services contemplated by this Agreement. Manager agrees to promptly notify Sub-Adviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser to an investment company. Manager is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	ADV DISCLOSURE. Manager has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Sub-Adviser. The information contained in Manager’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(iii)	FUND DISCLOSURE DOCUMENTS. Manager has reviewed and will in the future review the Disclosure Documents and represents and warrants that with respect to disclosure about Manager, the manner in which Manager overseas the Fund or information relating directly or indirectly to Manager, such information provided by Manager in connection with the preparation of such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(iv)	INSURANCE. Manager maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Sub-Adviser (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies.

(v)	CONFLICTS. Manager shall act honestly, in good faith and in the best interests of its clients and the Fund. Manager maintains a Code of Ethics, which defines the standards by which Manager conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(vi)	REPRESENTATIONS. The representations and warranties in this Section 5(b) shall be deemed to be made on the date this Agreement is executed.

8.	COMPENSATION. Manager will pay Sub-Adviser for Sub-Adviser’s services rendered pursuant to this Agreement the compensation as set forth in Schedule A (“Compensation”), which schedule can be modified from time to time, subject to any necessary approvals required by the 1940 Act, the rules promulgated thereunder, and the interpretations of the staff of the Securities and Exchange Commission. Such Compensation shall be paid by Manager (and not by the Fund). Such Compensation shall be payable for each quarter within twenty (20) business days after the end of such quarter. If Sub-Adviser shall serve for less than the whole of a quarter, the Compensation as specified shall be prorated as of termination date. The calculation of such Compensation shall be determined at a valuation as of the last trading day for the quarter end and shall be paid in arrears, within twenty (20) business days after the last trading day.

9.	CONFIDENTIALITY. Due to the nature of the relationships between the parties to this Agreement, the terms of this Agreement related to the compensation payable hereunder shall be kept in confidence by Manager and Sub-Adviser. Except as required by law, including but not limited to, the 1940 Act, or otherwise permitted by the Manager, the only permitted disclosure of the terms of this Agreement shall be by Manager to its auditors, legal and compliance counsel, the Board, the Fund’s other service providers, and by Sub-Adviser to its auditors, accounting firm and legal, compliance counsel, the board of trustees/directors of any other investment company that the Sub-Adviser currently serves in an advisory capacity, and in response to due diligence questionnaires related to its investment advisory business, and in the marketing of the Sub-Adviser’s other products. Either party may disclose the terms of this Agreement if under subpoena, but has to provide the other party with written notice first, to the extent permissible by law. Either party may also disclose the terms of this Agreement during an SEC examination. For all other disclosures of the terms of this Agreement, the disclosing party shall receive written approval from the other party prior to disclosure.

Due to the sensitivity of the Agreement any violation of this section by the Manager shall be deemed to be a Material Breach (defined below).

Notwithstanding the foregoing, the Board and/or the Trust shall not be precluded from disclosing anything in this Agreement as the Board and/or the Trust deems necessary and/or appropriate.

10.	AMENDMENT OF AGREEMENT. Except to the extent permitted by applicable law, interpretation of the SEC and its staff and any exemptive orders issued by the SEC, this Agreement shall not be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, the Fund, Manager or Sub-Adviser (the “Independent Trustees”) and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Fund.

11.	DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)	DURATION. This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(b)	TERMINATION BY THE BOARD OR SHAREHOLDERS. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. The Board may also terminate this Agreement with Cause (as defined below) effective immediately or as of such time as the Board deems appropriate.

(c)	TERMINATION BY PARTIES. Manager may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. Sub-Adviser may terminate this Agreement effective on or after the third anniversary date of this Agreement commencing on the Effective Date, without the payment of any penalty, by providing (60) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Manager and the Trust on or before the second anniversary date of this Agreement. If the Sub-Adviser fails to give notice of its intent to terminate this Agreement prior to the second anniversary of the effectiveness of this Agreement, then the Sub-Adviser may not terminate this Agreement for two additional years beyond the third anniversary Thereafter, the obligation not to terminate by the Sub-Adviser shall continue to extend for two year periods until this Agreement is otherwise terminated. During any of the foregoing terms of this Agreement, the Sub-Adviser may only terminate after providing at least one years' advance notice to Manager and the Trust. Notwithstanding the foregoing, in the event that: (i) the Fund's Manager engages in any conduct that ultimately results in any material SEC enforcement action taken against the Manager, the Sub-Adviser may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on sixty (60) days' written notice to the Manager; or (ii) any of the Fund's Trustees, administrator, transfer agent and/or fund accounting agent or any of their respective officers, employees or affiliates who are directly involved with the Fund engage in any conduct that ultimately results in any material SEC enforcement action taken against such person or entity and the Board or Manager does not take action to terminate the relationship with such person or entity with respect to the Fund, then the Sub-Adviser may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on ninety (60) days' written notice to the Manager.

(d)	ASSIGNMENT. This Agreement shall terminate, without the payment of any penalty, in the event of its assignment as that term is defined under the 1940 Act.

(e)	NO PREJUDICE AND TRANSITION. Any notice of termination served on Sub-Adviser by Manager shall be without prejudice to the obligation of Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without proper notice as defined in this Agreement by Manager, Sub-Adviser will be paid all reasonable expenses Sub-Adviser necessarily incurs in terminating the Agreement. Upon termination of this Agreement, the duties of Manager delegated to Sub-Adviser under this Agreement automatically shall revert to Manager.

12.	MATERIAL BREACH. Due to the nature of this Agreement and of the services that are to be offered under it, material violations of Sections 1(d) (Compliance Reports), 7 (Representations and Warranties), 8 (Compensation), 9 (Confidentiality), or 13 (Notification to Manager) would be deemed a violation of a severe nature (each a “Material Breach”). With respect to Section 8 of this Agreement, a failure to comply with the provisions thereof that is not remedied within thirty (30) days from written notification received from Sub-Adviser, shall be deemed a Material Breach. Upon a Material Breach, the injured party shall be able to:

(a)	Terminate this Agreement without penalty and without any future or further payments;

(b)	Cease to perform all actions and responsibilities to the other party;

(c)	Seek arbitration as well as court remedies both “in law” as well as “in equity;” provided that no punitive or penalty damages may be awarded; and

(d)	Recover reasonable attorney’s fees.

13.	NOTIFICATIONS

To Manager.

Sub-Adviser promptly, within two (2) business days, shall notify Manager in writing of the occurrence of any of the following events:

(a)	Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(b)	Sub-Adviser shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Sub-Adviser (whether through its own business or through activities that relate to the Fund) is subject to;

(c)	Sub-Adviser or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(d)	Sub-Adviser or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(e)	The departure of, or transfer of controlling interest in Sub-Adviser by, any management or other key personnel;

(f)	Any other occurrence that reasonably could have a material adverse impact on the ability of Sub-Adviser to provide the services provided for under this Agreement; or

Sub-Adviser promptly, within thirty (30) days, shall notify Manager in writing of the occurrence of any of the following events:

(g)	Sub-Adviser changes its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(h)	Sub-Adviser hires or terminates any key personnel that perform a material role in the investment decision making process of Sub-Adviser;

(i)	Sub-Adviser hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Sub-Adviser;

(j)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the investment decision making process of Sub-Adviser; or

(k)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the financials or reporting of financials of Sub-Adviser.

To The Sub-Adviser.

Manager promptly, within two (2) business days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(l)	Manager shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(m)	Manager shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Manager (whether through its own business or through activities that relate to the Fund) is subject to;

(n)	Manager or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(o)	Manager or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(p)	The departure of, or transfer of controlling interest in Manager by, any management or other key personnel;

(q)	Any other occurrence that reasonably could have a material adverse impact on the ability of Manager to provide the services provided for under this Agreement; or

Manager promptly, within thirty (30) days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(r)	Manager changes its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(s)	Manager hires or terminates any key personnel that perform a material role in the operations of Manager;

(t)	Manager hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Manager;

(u)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the operations of Manager; or

(v)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the financials or reporting of financials of Sub-Adviser.

14.	USE OF NAME. Manager is specifically authorized to use the name, track record, and reputation of Sub-Adviser in relation to promoting the Fund until the termination of this Agreement. However, this shall not grant Manager or Sub-Adviser any ownership in each other’s firm. Also, this authorization specifically excludes discussion with potential investors as to the terms of this Agreement; except as required by applicable law.

15.	BOARD COMMUNICATION. Sub-Adviser shall be permitted reasonable access and communication with the Board, provided that Sub-Adviser shall make commercially reasonable efforts to provide Manager with prior notice of such communication unless otherwise (i) required by the Fund’s policies and procedures, as determined in good faith by Sub-Adviser, or (ii) requested in writing by the Board. All other communications shall be directed through Manager. Sub-Adviser shall make itself (as well as its management) available to the Board as reasonably requested and as otherwise specified in this Agreement.

16.	LIABILITY OF SUB-ADVISER. In the absence of its bad faith, negligence or reckless disregard of its obligations and duties hereunder, Sub-Adviser shall not be subject to any liability to Manager, the Fund or their directors, Board of Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, Sub-Adviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) which arise or result from Sub-Adviser’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

17.	LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Fund under this Agreement are not binding upon the Board or the shareholders individually but are binding only upon the assets and property of the Trust with respect to the Fund.

18.	LIMITATION OF LIABILITY. Sub-Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other Trust organizational documents and agrees that the obligations assumed by the Fund shall be limited in all cases to the Fund and the Fund’s assets, and Sub-Adviser shall not seek satisfaction of any such obligation from shareholders. In addition, Sub-Adviser shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. Sub-Adviser understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any of and all other funds within the Trust.

19.	INDEMNIFICATION. Manager and Sub-Adviser agree to indemnify, defend and hold harmless the other party and its affiliates, and their respective officers, directors, partners, managers, employees and authorized agents from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees and costs, that such party and its affiliates and their respective officers, directors, partners, employees and authorized agents may suffer, which arise, result from, or relate to, this Agreement other than those caused by the bad faith, negligence or willful misconduct of such party or the reckless disregard of such party’s duties hereunder. The parties hereto acknowledge and agree that the Sub-Adviser’s obligation to “defend” pursuant to the foregoing sentence shall be limited to circumstances where the Sub-Adviser is named or identified as a party in any claim, action, arbitration or other dispute that may invoke the terms of this Section 17. The indemnification provided for hereunder shall be in addition to any rights that the parties may have at law or otherwise and shall survive the termination of this Agreement.

20.	ENFORCEABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be severable as to each Fund.

21.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of (i) the State of Ohio with respect to matters in which the Trust is a named party or (ii) the State of New York with respect to matters in which the Trust is not a named party, and in either case without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware or the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.	VENUE/JURISDICTION. In the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the (i) State of Ohio with respect to any matter in which the Trust is a named party, or (ii) State of New York or such other state where Manager’s corporate office is located with respect to any matter in which the Trust is not a named party, and each of the parties hereto further consents to the personal jurisdiction of such courts. Any action, suit or proceeding brought by or on behalf of any of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereto agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Ohio or State of New York, as applicable. Each party further agrees that the exclusive choice of forum set forth in this section 21 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

23.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

24.	PRIVACY POLICY.

(i) Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from Manager is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of such Regulation, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of Trust CCO unless permitted by exceptions set forth in Sections 248.14 or 248.15 of such Regulation and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of such Regulation if so required.

(ii) Notwithstanding Section 24(i) where the Sub-Adviser does receive and hold personal information, as defined under the EU General Data Protection Regulation (GDPR), in relation to the Manager and the Trust, for the purposes of performing its duties under this Agreement, the Sub-Adviser acknowledges and agrees that such information will only be held and processed in accordance with GDPR.

25.	MIFID REGULATIONS AND DISCLOSURES. Under the Regulations the Sub-Adviser is required to make certain disclosures and representations to its clients. These disclosures and representations are set out in Schedule B.

26.	ANTI-MONEY LAUNDERING AND SANCTIONS. The Manager agrees, accepts and acknowledges that the Sub-Adviser is subject to and strictly adheres to all applicable anti-money laundering laws and international embargoes and sanctions issued by competent entities and/or authorities and notably the European Union, United Nations and United States of America (OFAC).

In order to satisfy Irish anti-money laundering and terrorist financing requirements, the Manager shall supply such information related to the Manager and the Trust as may be requested by the Sub-Adviser in its absolute discretion from time to time. In no event will this section be read to refer to information related to the Fund’s underlying shareholders, except where it may be necessary for the Manager to disclose relevant information on the underlying shareholders in the event of a legal or regulatory investigation.

The Manager represents and warrants that the Fund has an appropriate program in place to adequately identify all underlying shareholders in the Fund in accordance with all applicable anti-money laundering regulations and international embargoes and sanctions issued by U.S. regulators and/or authorities.

27.	ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties.

28.	DEFINITIONS. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the SEC under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

29.	MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Cornerstone Capital, Inc. and KBI Global Investors (North America) Ltd have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	Name and Title:
Cornerstone Capital, Inc.

By:	By:	/s/ Fern Thomas

	Name:	Fern Thomas

	Title:	Chief Financial Officer

Name and Title:
Attest:	KBI Global Investors (North America) Ltd

By:	By:

Name:

Title:

SCHEDULE A

TO THE

Cornerstone Capital Access Impact Fund

SUB-ADVISORY AGREEMENT

BETWEEN

Cornerstone Capital, Inc.

AND

KBI Global Investors North America) Ltd

As compensation pursuant to Section 7 (Compensation) of the Sub-Advisory Agreement between Cornerstone Capital, Inc. (“Manager”) and KBI Global Investors (North America) Ltd (”Sub-Adviser”), Manager shall pay Sub-Adviser the Compensation, computed daily at an annual rate based on the average daily net assets of the Fund and paid quarterly according to the schedule below.

FUND	RATE
Cornerstone Capital Access Impact Fund	0.45%

SCHEDULE B

This Schedule contains important information for all clients on The European Union (Markets in Financial Instruments) Regulations 2017 (the “Regulations”), became effective from 3 January 2018.

The Regulations implement Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments (“MiFID II”) and Regulation (EU) No.600/2014 of the European Parliament and of the Council into Irish law. MiFID II is supplemented by, inter alia, the following Delegated Acts of the European Commission: Commission Delegated Regulation (EU) 2017/565, Commission Delegated Regulation (EU) 2017/567 and Commission Delegated Directive (EU) 2017/593.

The Regulations are intended to improve standards of investment services provided by investment management firms located and regulated in the EU to its clients. Investor protection rules are harmonized at an EU level so that investors, wherever they are residing, can feel confident in using the services of investment firms in any EU Member State, and benefit from increased protection, increased transparency and increased competition.

(i) Services

The Sub-Adviser provides portfolio management services in respect of the following financial instruments:

a. Transferrable securities;

b. Money-market Instruments;

c. Units in collective investment undertakings; and

d. FX forward contracts.

(ii) Financial Instruments

Under the Regulations the Sub-Adviser is required to inform its clients that Financial Instruments carry certain risks. A summary of information on Financial Instruments is set out in Appendix 1 to this Schedule.

(iii) Material Interests, Potential Conflicts of Duty and Inducements

The Manager’s attention is drawn to the fact that the Sub-Adviser is active in the management of a number of clients’ assets. In conducting such services, the Sub-Adviser, its affiliates or other persons connected with it or its other clients may have an interest, relationship or arrangement that is material or contrary to the service that the Sub-Adviser provides to you. In this regard the Sub-Adviser acknowledges its responsibility to effectively identify and prevent or manage any conflicts of interest that may arise bearing in mind the best interests of its clients. The Sub-Adviser has a Conflict of Interest Policy in place and it is available on request.

As required under the Regulations the Sub-Adviser will transfer to you any fees, commissions or non-monetary benefits received from any third party as soon as reasonably possible after receipt. It may retain minor nonmonetary benefits that it receives where such benefits enhance the quality of service provided to the Fund, are reasonable and proportionate and do not influence its duty to act in the Fund’s best interests. Where permitted by the Regulations, the Sub-Adviser may pay fees, commissions or provide non-monetary benefits to any third party. Details of the nature and amount of any such monetary or non-monetary benefit shall be disclosed to the Manager as required under the Regulations.

The Sub-Adviser may also receive non-substantive information and material from third parties that is exempt from the restrictions on the receipt and payment of research under the Regulations.

(iv) Basis of Dealing and Best Execution

In effecting transactions for the Fund, the Sub-Adviser shall comply with the requirements in the Regulations to take all sufficient steps in executing relevant transactions for its clients to deliver the best possible result. These steps are documented in the Sub-Adviser’s Best Execution Policy which is available upon request. By providing the Sub-Adviser with an order after receipt of this Agreement the Trust is deemed to have provided consent to the Sub-Adviser’s Best Execution Policy. Further information on the entities the Sub-Adviser selects to provide order execution services are available on the Sub-Adviser’s website.

(v) Legal Entity Identifiers

By agreeing to this Agreement, the Manager confirms that it has obtained and will renew and maintain the Legal Entity Identifier (“LEI”) that pertains to it and the Fund as applicable. The Manager agrees to immediately inform the Sub-Adviser in writing of any changes to such LEI codes and of any new LEI codes issued to the Fund or any principals on behalf of which it acts upon request from the Sub-Adviser, the Manager will provide the Sub-Adviser with such information as is necessary for it to perform our obligations under applicable law or regulation.

If the Manager fails to provide the Sub-Adviser with the relevant LEI, the Sub-Adviser will be prohibited from entering into transactions on the Fund’s behalf and as a consequence the reserves the right to suspend activity on the Fund’s account until it has provided the Sub-Adviser with its LEI. Further, the Sub-Adviser reserves the right to terminate the portfolio management service if the Manager fails to provide an accurate and complete LEI.

“LEI code” means a validated and issued legal entity identifier code the length and construction of which are compliant with the ISO 17442 standard and which is included in the Global LEI database maintained by the Central Operating Unit appointed by The Legal Entity Identifier Regulatory Oversight Committee.

(vi) Reporting

The Sub-Adviser will send the Manager portfolio management valuation reports at a frequency agreed with the Manager but no less than annually.

The Sub-Adviser will send the Manager a report on losses by the end of that business day where the overall value of its portfolio, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%. If the threshold is exceeded on a non-business day, the Sub-Adviser will send this report by the end of the next business day.

(vii) Costs and Charges

The Sub-Adviser will separately provide the Manager with appropriate information in good time with regard to all costs and related charges in accordance with the Regulations. Such information shall include information relating to the portfolio management services and any third-party payments. The information about all costs and charges may be aggregated, and an itemized breakdown may be provided on request. Without prejudice to these obligations, the Manager hereby agrees to a limited application of the detailed information requirements on costs and associated charges contained in Article 50 of Commission Delegated Regulation (EU) 2017/565 of 25 April2016.

(viii) Recording of Telephone Communications

Telephone conversations and electronic communications will be recorded where such communications result or may result in a transaction in a financial instrument. Internal telephone conversations and electronic communications that relate to the handling of orders and transactions will be recorded. A copy of the recording of such conversations and communications will be available on request for a period of up to seven years. By dealing with the Sub-Adviser after receiving signing this Agreement, it will assume that the Manager gives its consent to this practice.

(ix) Complaints

Should the Manager have any complaint about the Sub-Adviser’s conduct or performance under this Agreement, please direct such complaints to the Sub-Adviser’s Compliance Department Compliance@kbigi.com. All complaints will be handled in accordance with the Sub-Adviser’s Complaints Policy, which is available on request.

(X) MiFID Consent

Under the Regulations the Sub-Adviser is required to obtain certain consents related to the publication of information and the execution of orders. Further information relating to this is set out in Appendix 2 to this Schedule.

APPENDIX 1

Information on Financial Instruments

Descriptions of the most comment types of Financial Instruments are outlined below.

1. COLLECTIVE INVESTMENT SCHEMES

1.1 These funds operate by allowing the monies to be pooled together and managed on behalf of the unit-holders by a management company. The investment strategy is set out in a prospectus, which is available upon request. These investment products are commonly known as investment funds.

1.2 These funds may be subject to volatility, especially in the short term and some are likely to be more volatile than others. This will be based, among other things, on the nature and size of the underlying securities and the liquidity/price of the underlying securities. The performance in any market environment will be impacted by the strategy being implemented and the underlying assets held within the fund.

1.3 In the event of the insolvency of the issuer of the instrument, there is a risk that you may lose some or all of your initial investment.

2.	COMPANY SHARES (EQUITIES)

2.1 Equities are shares in the ownership of a company - hence why they are sometimes simply called 'shares'. Share prices can be volatile and for this reason they should be considered as higher risk investments. However, because of the higher risks involved, equities generally provide better return over the longer term than other types of investment. Companies that make a profit may reward their shareholders by issuing dividends on a semi-annual or annual basis. Shareholders also benefit from any growth in the share price of the company, which is commonly known as capital gain.

2.2 Share portfolios are at a greater risk of significant loss if there is a lack of diversity i.e. an overreliance on stocks in one particular company, industry sector or country. The liquidity of shares is a critical factor, this refers to your ability to realize shares when you so wish. Shares in companies that are not traded frequently can be very difficult to sell. Many shares that are traded on Stock Exchanges are bought and sold infrequently and finding a buyer may not always be easy. As well as the Official List, the Irish Stock Exchange also operates a market called the Irish Enterprise Market, or IEX. The UK equivalent of IEX is the Alternative Investment Market, or AIM. IEX and AIM are markets designed primarily for emerging or smaller companies to which a higher investment risk tends to be attached by comparison to larger or more established companies. Shares listed on these markets may not trade as frequently as other shares; in which case you may find it very difficult to sell shares that you buy.

2.3 In positive market conditions shares will tend to be one of the best performing asset classes, while in negative environments there is potential to lose much of your initial investment.

2.4 In the event of insolvency of the issuer of the share, there is a risk that you may lose some or all of your investment.

3.	MONEY MARKET INSTRUMENTS

3.1 The money market is a highly liquid professional dealer market that facilitates the transfer of funds (generally in very large denominations) between borrowers and lenders. It generally relates to those instruments that allow for borrowing and lending periods ranging from one day to one year.

3.2 Although money market instruments carry less risk than long-term debt they are not completely without risk. Different instruments carry varying degrees of risk depending on the nature of the lending agreement and the identity of the lender. Potential investors should be aware of such details prior to entering into any money market transactions. In positive economic environments, money market instruments tend to be low-risk investments with returns in line with the prevailing interest rates available. However, in negative market conditions or times of market stress investors may suffer a capital loss. While generally very liquid instruments, in times of market crises, investors may have to exit their position at a discount to capital originally invested.

3.3 Common money market instruments include: Exchequer Notes, Commercial Paper, Treasury Bills, Repurchase Agreements and Bankers Acceptances.

3.4 In general, other than the cost of acquiring money market instruments, investors are not subject to any margin requirements or financial commitments / liabilities. As the value of money market instruments may fall as well as rise there is a risk that you may lose some or all of your original investment.

3.5 In the event of the insolvency of the issuer of the instrument, there is a risk that you may lose some or all of your original investment.

APPENDIX 2

MIFID II Consent

1.	MIFID II and certain other laws and regulations permit the Sub-Adviser to provide information (e.g. policies) that are not addressed to the Manager personally by means of a website. By signing this Agreement, you give consent to the Sub-Adviser to provide such information via a website.

2.	When executing orders on behalf of the Fund, the Sub-Adviser is required by the Markets in Financial Instruments Directive (“MiFID II”) to obtain consents in relation to how it instructs its approved brokers to handle certain of those orders. Upon signing this Agreement the Manager consents to:

a.	The execution of the Fund’s orders outside of a MiFID trading venue eg outside a Regulated Market, Multilateral Trading Facility or Organised Trading facility.

b.	Allowing the Sub-Adviser’s approved brokers to use their discretion not to immediately make public unexecuted limit orders in shares. The Sub-Adviser shall not request the broker they trade with to immediately make public any limit order in respect of shares admitted to trading on a Regulated Market or traded on a Trading Venue which is not immediately executed under prevailing market conditions.